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                              Prudential Financial
                             213 Washington Street
                                Newark, NJ 07102
                    Tele: (973) 802-4940  Fax (973) 367-8920


September 30, 2002


United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:  Pruco Life Insurance Company
     Application for Withdrawal of Amendment under Rule 477
     File No. 333-37728


Dear Commissioners:

     Pursuant to Rule 477 of the Securities Act of 1933, we hereby make application to withdraw our Post-Effective Amendment No. 6 to Form N-4 Registration Statement, File No. 333-37728, filed on August 2, 2002. We make this request so that we may refile, under Rule 485(a)(1), an amendment addressing the questions and comments raised by the Commission staff on our August 2, 2002 filing.


                                        Respectfully,

                                        /s/ Adam Scaramella
                                        Adam Scaramella
                                        Vice President, Corporate Counsel